NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 25, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 14, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between DuPont Fabros Technology, Inc., and Digital Realty Trust, Inc., became effective on September 14, 2017. Each share of DuPont Fabros Technology, Inc. 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock will convert into one share of a newly designated class of preferred stock of Digital Realty Trust, Inc., the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 14, 2017.